EXHIBIT 10.3

SCHAWK, INC.

______________________________

THIRD AMENDMENT
Dated as of January 12, 2010

to

NOTE PURCHASE AGREEMENT
Dated as of December 23, 2003

______________________________

Re: $15,000,000 4.90% Series 2003-A Senior Notes, Tranche A,
Due December 31, 2013
and
$10,000,000 4.98% Series 2003-A Senior Notes, Tranche B,
Due April 30, 2014
of
Schawk, Inc.

THIRD AMENDMENT TO NOTE AGREEMENT

THIS THIRD AMENDMENT dated as of January 12, 2010 (the or this “Third Amendment”) to the Note Purchase Agreement dated as of December 23, 2003 is between SCHAWK, INC., a Delaware corporation (the “Company”), and each of the institutions which is a signatory to this Third Amendment  (collectively, the “Noteholders”).

RECITALS:

A.           The Company and each of the Noteholders have heretofore entered into the Note Purchase Agreement dated as of December 23, 2003, as amended, modified and supplemented by that certain first amendment to Note Agreement dated January 28, 2005 and that certain second amendment to Note Agreement dated June 11, 2009 (the “Note Agreement”).  The Company has heretofore issued the $15,000,000 4.90% Series 2003-A Senior Notes, Tranche A, Due December 31, 2013 and the $10,000,000 4.98% Series 2003-A Senior Notes, Tranche B, Due April 30, 2014 (collectively, the “Notes”) pursuant to the Note Agreement.

B.           The Company and the Noteholders now desire to amend the Note Agreement in the respects, but only in the respects, hereinafter set forth.

C.           Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Agreement unless herein defined or the context shall otherwise require.

D.           All requirements of law have been fully complied with and all other acts and things necessary to make this Third Amendment  a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

NOW, THEREFORE, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this Third Amendment set forth in Section 3.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

SECTION 1.   AMENDMENTS TO NOTE AGREEMENT.

Section 1.1    Section 8.8 of the Note Agreement, Pro Rata Prepayments, shall be and is hereby amended in its entirety to read as follows:

“Section 8.8  Reserved.”

Section 1.2.  The introductory phrase of Section 9.6 of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

The Company will cause any Subsidiary which is required by the terms of the Bank Credit Agreement to become, or otherwise becomes, a party to, or otherwise guarantee, Debt in respect of the Bank Credit Agreement or which becomes a party to, or otherwise guaranties, any other Debt of the Company, to enter into the Subsidiary Guaranty and deliver to each of the holders of the Notes (concurrently with the incurrence of any such obligation pursuant to the Bank Credit Agreement or with respect to such other Debt) the following items:

Section 1.3.  Each occurrence of the parenthetical phrase “(as defined in the Bank Credit Agreement)” set forth in Section 9.6 of the Note Agreement shall be and is hereby amended in its entirety to read as follows: “(as defined in the Bank Credit Agreement as in effect on the Amendment No. 3 Effective Date)”.

Section 1.4.  Section 10.6 of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

“Section 10.6. Restricted Payments.  The Company shall not declare or make any Restricted Payment, except Restricted Payments in an amount not to exceed $5,000,000 in the aggregate during any fiscal year of the Company and except Restricted Payments by a Subsidiary to the Company or another Subsidiary; provided, however, that in no event shall any Restricted Payments (other than Restricted Payments to the Company) be declared or made if either a Default or an Event of Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom.”

Section 1.5  Section 10.7 of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

“Section 10.7.  Conduct of Business; Subsidiaries; Acquisitions.  Neither the Company nor any of its Subsidiaries shall engage in any business other than the businesses engaged in by the Company on the date hereof and any business or activities which are substantially similar, related or incidental thereto or logical extensions thereof.  The Company shall not create, acquire or capitalize any Subsidiary after the date hereof unless (i) no Event of Default or Default which is not being cured shall have occurred and be continuing or would result therefor; (ii) after such creation, acquisition or capitalization, all of the representations and warranties contained herein shall be true and correct in all material respects (unless such representation and warranty is made as of a specific date, in which case, such representation or warranty shall be true in all material respects as of such date); and (iii) after such creation, acquisition or capitalization the Company shall be in compliance with the terms of Sections 9.6 and 9.9 hereof.  The Company shall not make any Acquisitions, other than Acquisitions meeting the following requirements or otherwise approved by the Required Holders (each such Acquisition constituting a “Permitted Acquisition”):

(a)           no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition or the incurrence of any Debt in connection therewith;

(b)           after giving effect to such transaction, the aggregate of all Foreign Subsidiary Investments would not exceed the Permitted Foreign Subsidiary Investment Amount;

(c)           in the case of an Acquisition of Capital Stock of an entity, the Acquisition shall be of at least fifty-one percent (51%) of the Capital Stock of such entity, and such acquired entity shall be (i) merged with and into the Company immediately following such Acquisition, with the Company being the surviving corporation following such merger or (ii) the results of operations of such entity shall be reported on a consolidated basis with the Company and its consolidated Subsidiaries;

(d)           the purchase is consummated pursuant to a negotiated acquisition agreement on a non-hostile basis;

(e)           the Company shall deliver to the holders of the Notes a certificate from one of the Authorized Officers, demonstrating to the satisfaction of the Required Holders that after giving effect to such Acquisition and the incurrence of any Debt permitted by Section 10.1 in connection therewith, on a pro forma basis using historical audited or reviewed unaudited financial statements obtained from the seller(s) in respect of each such Acquisition as if the Acquisition and such incurrence of Debt had occurred on the first day of the twelve-month period ending on the last day of the Company’s most recently completed fiscal quarter, the Company would have been in compliance with the financial covenants in Section 10.19 and that an Event of Default has not otherwise occurred;

(f)           the purchase price for the Acquisition (including the incurrence or assumption of any Debt in connection therewith) shall not, when aggregated with the purchase price and such Debt for all other Acquisitions during any rolling period of twelve consecutive months, exceed without the prior written consent of the Required Holders the Maximum Acquisition Amount; and

(g)           the businesses being acquired shall be substantially similar, related or incidental to, or a logical extension of, the businesses or activities engaged in by the Company on the date hereof.”

Section 1.6    Section 10.15 of the Note Agreement shall be and is hereby amended in its entirety to read as follows”

“Section 10.15.  Hedging Obligations.  The Company shall not and shall not permit any of its Subsidiaries to enter into any interest rate, commodity or foreign currency exchange, swap, collar, cap or similar agreements evidencing Hedging Obligations, other than interest rate, foreign currency or commodity exchange, swap, collar, cap or similar, agreements entered into by the Company or any Subsidiary pursuant to which the Company or any Subsidiary has hedged its actual interest rate, foreign currency or commodity exposure.”

Section 1.7.  Section 10.17 of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

“Section 10.17.  Most Favored Lender.  If the Company, or any of its Subsidiaries, enters into (i) any amendment, restatement, supplement, waiver or modification to the Bank Credit Agreement (or the documents related to any extension, refinancing, refunding or renewal thereof) or the 2005 Note Agreement that amends, restates, supplements or modifies any of the covenants, events of default or related definitions used in the Bank Credit Agreement (or the documents related to any extension, refinancing, refunding or renewal thereof) or in the 2005 Note Agreement or (ii) any document related to any extension, refinancing, refunding or renewal thereof that includes covenants, events of default or related definitions, such that , in any case, any of such covenants, events of default or related definitions are more restrictive than, or in addition to (the “More Restrictive Provisions”), the covenants, events of default or related definitions contained in this Agreement, then (a) the Company will give the holders of the Notes prior written notice thereof, (b) this Agreement shall be deemed to be automatically amended to add the More Restrictive Provisions hereto and otherwise afford the holders of the Notes with the benefit thereof without any action by the Company or any holder of any Note, provided that the Required Holders may elect in writing not to have any one or more More Restrictive Provisions added to this Agreement, and (c) the Company shall, upon the request of the holders of the Notes (i) enter into an amendment to this Agreement, in form and substance satisfactory to the holders of the Notes, to evidence the addition of such More Restrictive Provisions (other than any More Restrictive Provisions that the Required Holders elect in writing to exclude) to this Agreement for the benefit of holders of the Notes, and (ii) agree to satisfy any conditions precedent to the effectiveness of such amendment.”

Section 1.8  Section 10.19 of the Note Agreement shall be and is hereby amended in its entirety as follows:

“Section 10.19  Financial Covenants.

(a)           Minimum Fixed Charge Coverage Ratio.  The Company and its consolidated Subsidiaries shall maintain a ratio (“Fixed Charge Coverage Ratio”) of:

(i)           EBITDA during such period, to

(ii)           the sum of the amounts, without duplication, of (a) Interest Expense during such period (net of interest income) plus (b) scheduled principal payments of Debt not incurred under a revolving credit facility excluding, however, principal payments of the PIK Notes and the 2005 PIK Notes and principal payments of Withdrawal Liability plus (or minus with respect to tax benefits) (c) Company’s income tax provision calculated in accordance with United States GAAP for such period plus (d) scheduled principal payments of Capital Lease Obligations during such period, which shall not be less than the applicable ratio set forth below for each corresponding four (4) fiscal quarter period beginning with the four (4) fiscal quarter period ending with the end of the applicable fiscal quarter of the Company set forth below.  As used herein, “Withdrawal Liability” means any amounts owing by the Company to the Graphic Communications Union (“GCU”) or a trust or fund or Plan administered by the GCU as a result of the Company terminating its participation in a Supplemental Retirement and

Disability Fund for the Company’s employees at its facility in Minneapolis, Minnesota, as described in Note 16 to the financial statements contained in the Company’s Form 10-K for the fiscal year ending December 31, 2008.  In each case, the Fixed Charge Coverage Ratio shall be determined as of the last day of each fiscal quarter for the four (4) fiscal quarter period ending on such day (the “Last Twelve-Month Period”), provided, that the Fixed Charge Coverage Ratio shall be calculated, with respect to Permitted Acquisitions, on a pro forma basis using historical audited and reviewed unaudited financial statements obtained from the seller(s) in such Permitted Acquisition, broken down by fiscal quarter as if such Permitted Acquisition (including the uses and applications of proceeds in respect thereof and the Debt incurred in conjunction therewith) had occurred on the first day of the Last Twelve-Month Period (the “Measurement Period”) (excluding cost savings), provided such pro forma statements shall be substantiated by supporting information reasonably acceptable to the Required Holders.  Interest Expense shall be calculated for the purpose of clause (ii) by excluding the effect of amortization of deferred financing fees, to the extent it is an Interest Expense.

Last Twelve Month Period Ending	Minimum Fixed Charge Coverage Ratio
March 31, 2010	1.20 to 1.00
June 30, 2010	1.20 to 1.00
September 30, 2010	1.20 to 1.00
December 31, 2010	1.20 to 1.00
March 31, 2011	1.20 to 1.00
June 30, 2011	1.20 to 1.00
September 30, 2011	1.20 to 1.00
December 31, 2011 and the last day of each fiscal quarter thereafter ending	1.25 to 1.00

(b)           Maximum Cash Flow Leverage Ratio.  The Company and its consolidated Subsidiaries shall not permit the ratio (the “Cash Flow Leverage Ratio”) of (i) Total Funded Debt to (ii) EBITDA to be greater than the applicable ratio set forth below for each corresponding four (4) fiscal quarter period ending with the end of the applicable fiscal quarter of the Company set forth below.  The Cash Flow Leverage Ratio shall be calculated, in each case, determined as of the last day of each fiscal quarter based upon (a) for Debt, Debt as of the last day of each such fiscal quarter; and (b) for EBITDA, the actual amount for Last Twelve-Month Period, provided, that the Cash Flow Leverage Ratio shall be calculated, with respect to Permitted Acquisitions, on a pro forma basis using historical audited and reviewed unaudited financial statements obtained from the seller(s) in such Permitted Acquisition, broken down by fiscal quarter in the Company’s reasonable judgment as if such Permitted Acquisition (including the uses and applications of proceeds in respect thereof and the Debt incurred in conjunction therewith) had occurred on the first day of the Measurement Period (excluding cost savings), provided such pro forma statements shall be substantiated by supporting information reasonably acceptable to the Required Holders.

Last Twelve-Month Period Ending	Maximum Cash Flow Leverage Ratio
March 31, 2010	2.75 to 1.00
June 30, 2010	2.75 to 1.00
September 30, 2010	2.75 to 1.00
December 31, 2010	2.75 to 1.00
March 31, 2011	2.75 to 1.00
June 30, 2011	2.75 to 1.00
September 30, 2011	2.75 to 1.00
December 31, 2011 and the last day of each fiscal quarter thereafter ending	2.50 to 1.00

(c)           Minimum Consolidated Net Worth. The Company shall not permit its Consolidated Net Worth at any time to be less than the sum of (a) $181,504,000 plus (b) fifty percent (50%) of Net Income (if positive) calculated separately for each fiscal quarter commencing with the fiscal quarter ending on December 31, 2009, plus (c) one hundred percent (100%) of the net cash proceeds resulting from the issuance by the Company of any Capital Stock other than shares of Capital Stock issued pursuant to employee stock option or ownership plans commencing with the fiscal quarter ending on December 31, 2009; provided that, to the extent that the Company takes a write-down of goodwill or other assets, if recognized in connection with the sale of the Schawk LA or Cactus divisions of the Company and related losses, in any fiscal year of the Company, an aggregate amount of up to $25,000,000 of such write-down and losses shall be deducted from the Consolidated Net Worth that would otherwise be required to be maintained pursuant to the terms of this Section 10.19(c).

(d)           Maximum Capital Expenditures.  The Company will not, nor will it permit any Subsidiary to, expend, or be committed to expend, in excess of (i) an aggregate of $18,500,000, for Capital Expenditures of the Company and its Subsidiaries during any fiscal year of the Company and (ii) an aggregate of $40,000,000 for Capital Expenditures of the Company and its Subsidiaries during the period from the Amendment No. 3 Effective Date to the Revolving Loan Termination Date (as defined in the Bank Credit Agreement).”

Section 1.9  The following Defined Terms in Schedule B to the Note Agreement shall be and are hereby amended as follows:

“Bank Credit Agreement” means the Amended and Restated Credit Agreement dated as of January 12, 2010 by and among the Company, certain Subsidiaries of the Company named therein, JPMorgan Chase Bank, N.A., as agent and collateral agent, and the other financial institutions party thereto, as amended, restated, joined, supplemented or otherwise modified from time to time, and any renewals, extensions or replacements thereof, in each case (x) in accordance with the terms of Section 10.17 of this Agreement and (y) which constitute the primary bank credit facility of the Company and its Subsidiaries.

“Debt” of a Person means, without duplication, such Person’s (a) obligations for borrowed money, including, without limitation, subordinated indebtedness, (b) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade and other than earn-outs or other similar forms of contingent purchase prices), (c) obligations, whether or not assumed, secured by liens on or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) Capital Lease Obligations, (f) outstanding principal balances (representing securitized but unliquidated assets) under asset securitization agreements (including, without limitation, the outstanding principal balance of accounts receivable under receivables transactions) and (g) the implied debt component of synthetic leases of which such Person is lessee or any other off-balance sheet financing arrangements (including, without limitation, any such arrangements giving rise to any Off-Balance Sheet Liabilities).

“EBITDA” means, for any period, on a consolidated basis for the Company and its Subsidiaries, the sum of the amounts for such period, without duplication, of (a) Net Income, plus (b) Interest Expense to the extent deducted in computing Net Income, plus (c) charges against income for foreign, federal, state and local taxes to the extent deducted in computing Net Income, plus (d) depreciation expense to the extent deducted in computing Net Income, plus (e) amortization expense, including, without limitation, amortization of goodwill and other intangible assets to the extent deducted in computing Net Income, plus (f) acquisition, integration, transformation and restructuring charges incurred in the first three fiscal quarters of the Company’s 2009 fiscal year and in an aggregate amount not to exceed $3,000,000, all in accordance with Agreement Accounting Principles to the extent deducted in computing Net Income, plus (g) other extraordinary non-cash charges to the extent deducted in computing Net Income, minus (h) other extraordinary non-cash credits to the extent added in computing Net Income, plus (i) non-cash expenses related to stock based compensation to the extent deducted in computing Net Income, plus (j) charges incurred as a result of impairment of fixed assets, intangible assets and goodwill, all to the extent deducted in computing Net Income.  EBITDA shall be calculated on a pro forma basis giving effect to Acquisitions and Asset Sales on a last twelve (12) months’ basis.

 “Intercreditor Agreement” means the Second Amended and Restated Intercreditor Agreement dated as of January 12, 2010 among the Administrative Agent, the Collateral Agent and the holders of the Notes and the holders of the 2003 Notes, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Subsidiaries, whether paid or accrued (including the interest component of Capital Leases, commitment fees and fees for stand-by letters of credit, the discount with respect to asset securitization agreements and the implied interest component of synthetic leases), all as determined in conformity with Agreement Accounting Principles.  Interest Expense shall not include any interest which in accordance with Agreement Accounting Principles has been capitalized under the PIK Notes and the 2005 PIK Notes.

“Permitted Refinancing Debt” means any replacement, renewal, refinancing or extension of any Debt permitted by this Agreement that (a) does not exceed the aggregate principal amount (plus accrued interest and any applicable premium and associated fees and expenses) of the Debt being replaced, renewed, refinanced or extended, (b) does not have a Weighted Average Life to Maturity at the time of such replacement, renewal, refinancing or extension that is less than the Weighted Average Life to Maturity of the Debt being replaced, renewed, refinanced or extended, (c) does not rank at the time of such replacement, renewal, refinancing or extension senior to the Debt being replaced, renewed, refinanced or extended, and (d) does not contain terms (including, without limitation, terms relating to security, amortization, interest rate, premiums, fees, covenants, event of default and remedies) materially less favorable to the Company or to the holders of the Notes than those applicable to the Debt being replaced, renewed, refinanced or extended.

 “Pledge and Security Agreement” means that certain Amended and Restated Pledge and Security Agreement (including any and all supplements thereto) dated as of January 12, 2010 by and among the Domestic Note Parties and the Collateral Agent, to the benefit of the Collateral Agent and the other holders of the Secured Obligations.

“2005 Note Agreement” means the Note Purchase and Private Shelf Agreement, dated January 28, 2005, between the Company and the Initial Purchasers named therein, as amended through the Amendment No. 3 Effective Date and as further amended from time to time.

Section 1.10  The following shall be added as new definitions in alphabetical order to the Defined Terms in Schedule B to the Note Agreement:

 “Amendment No. 3” shall mean that certain Third Amendment to Note Purchase Agreement dated as of January 12, 2010 by and among the Company, each of the holders of the Notes and the other parties a signatory thereto.

“Amendment No. 3 Effective Date” shall have the meaning set forth in Section 5 of Amendment No. 3.

 “Maximum Acquisition Amount” means, for any rolling period of twelve consecutive months, $50,000,000.

Section 1.11  The following Defined Terms in Schedule B to the Note Agreement shall be and are hereby deleted in their entirety: “Acceptable Bank Credit Agreement” and “Normalization Date”.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Section 2.1    To induce the Noteholders to execute and deliver this Third Amendment  (which representations shall survive the execution and delivery of this Third Amendment ), the Company represents and warrants to the Noteholders that:

(a)     this Third Amendment  has been duly authorized, executed and delivered by it and this Third Amendment  constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(b)     the Note Agreement, as amended by this Third Amendment, constitutes the legal, valid and binding obligation, contract and agreement of the Company, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(c)     the execution, delivery and performance by the Company of this Third Amendment  (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this Section 2.1(c);

(d)     as of the date hereof and after giving effect to this Third Amendment, no Default or Event of Default has occurred which is continuing and no condition exists which has resulted in, or could reasonably be expected to have, a Material Adverse Effect;

(e)     all the representations and warranties contained in Section 5 of the Note Agreement and in Section 5 of the Guaranty Agreement are true and correct in all material respects with the same force and effect as if made by the Company and the Subsidiary Guarantors, respectively, on and as of the date hereof;

(f)     all Subsidiaries that are required to enter into the Subsidiary Guaranty or enter into a joinder agreement in respect of the Subsidiary Guaranty pursuant to Section 9.6 of the Note Agreement have so entered into the Subsidiary Guaranty or a joinder agreement in respect of the Subsidiary Guaranty and are listed on the signature pages to this Third Amendment as Subsidiary Guarantors; and

(g)     other than as expressly set forth in the Bank Credit Agreement or as otherwise disclosed by the Company to the holders of the Notes on or prior to the Amendment No. 3 Effective Date, neither the Company nor any of its Subsidiaries on or prior to the Amendment No. 3 Effective Date has paid or agreed to pay, nor will the Company or any of its Subsidiaries pay or agree to pay on or prior to the Amendment No. 3 Effective Date, any fees or other compensation to the Administrative Agent, any Bank Lender or any holder of the 2005 Notes for or with respect to the Bank Credit Agreement or the 2005 Note Agreement Second Amendment (other than for the reimbursement of out of pocket expenses in connection therewith).

SECTION 3. CONDITIONS TO EFFECTIVENESS OF THIS THIRD AMENDMENT.

Section 3.1    This Third Amendment  shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied:

(a)     executed counterparts of this Third Amendment, duly executed by the Company and the holders of the Notes, shall have been delivered to the Noteholders;

(b)     the Company shall have delivered to the Noteholders executed copies of (i) the Pledge and Security Agreement, (ii) the Bank Credit Agreement, (iii) the Second Amendment to Note Purchase and Private Shelf Agreement dated as of the date hereof among the Company and the holders of the 2005 Notes (the “2005 Note Agreement Second Amendment”) and (iv) the Second Amended and Restated Intercreditor Agreement dated as of the date hereof by and among the holders of the Secured Obligations and acknowledged by the Company, and all related agreements, documents and instruments, in each case, in connection therewith, all of which shall be in form and substance satisfactory to the Noteholders;

(c)     the Company shall have prepaid the entire aggregate outstanding principal amount of all PIK Notes, together with accrued interest thereon to the prepayment date which has not previously been paid by adding such interest to the principal balance of the PIK Notes;

(d)     the representations and warranties of the Company set forth in Section 2 hereof are true and correct on and with respect to the date hereof;

(e)     the Noteholders shall have received the favorable opinion of counsel to the Company as to the matters set forth in Sections 2.1(a), 2.1(b) and 2.1(c) hereof, which opinion shall be in form and substance satisfactory to the Noteholders; and

(f)     the Company agrees to pay upon demand, the reasonable fees and expenses of Choate, Hall & Stewart, LLP, special counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this Third Amendment.

Upon receipt of all of the foregoing, this Third Amendment  shall become effective (the “Amendment No. 3 Effective Date”).

SECTION 4.   MISCELLANEOUS.

Section 4.1    This Third Amendment  shall be construed in connection with and as part of the Note Agreement, and except as modified and expressly amended by this Third Amendment, all terms, conditions and covenants contained in the Note Agreement, the Guaranty Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.

Section 4.2    Except as modified and expressly amended by this Third Amendment, the execution, delivery and effectiveness of this Third Amendment shall not (a) amend the Note Agreement, the Guaranty Agreement or any Note, (b) operate as a waiver of any right, power or remedy of any Noteholder, or (c) constitute a waiver of, or consent to any departure from, any provision of the Note Agreement, the Guaranty Agreement or any Note at any time.

Section 4.3    Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Third Amendment may refer to the Note Agreement without making specific reference to this Third Amendment  but nevertheless all such references shall include this Third Amendment  unless the context otherwise requires.  At all times on and after the Amendment No. 3 Effective Date, each reference to the Note Agreement in any other document, instrument or agreement shall mean and be a reference to the Note Agreement as modified by this Third Amendment.

Section 4.4   The descriptive headings of the various Sections or parts of this Third Amendment  are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

Section 4.5   This Third Amendment shall be governed by and construed in accordance with the laws of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

[Signatures on Following Page]

The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Third Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

Very truly yours,

SCHAWK, INC.

By:	/s/Timothy J. Cunningham______________
Timothy J. Cunningham
Chief Financial Officer

Each of the Subsidiary Guarantors hereby (i) consents to the foregoing Third Amendment and ratifies the amendments contained therein, (ii) ratifies and reaffirms all of its obligations and liabilities under each Subsidiary Guaranty (as defined in the Note Agreement referred to in the Third Amendment) notwithstanding the Third Amendment or otherwise, (iii) confirms that each Subsidiary Guaranty remains in full force and effect after giving effect to the Third Amendment, (iv) represents and warrants that there is no defense, counterclaim or offset of any type or nature under any Subsidiary Guaranty, (v) agrees that nothing in any Subsidiary Guaranty, the Note Agreement, the Third Amendment or any other agreement or instrument relating thereto requires the consent of any Subsidiary Guarantor or shall be deemed to require the consent of any Subsidiary Guarantor to any future amendment or other modification to the Note Agreement, and (vi) waives acceptance and notice of acceptance hereof.

SCHAWK USA, INC.

By:	/s/Timothy J. Cunningham______________
Timothy J. Cunningham
Chief Financial Officer

SCHAWK WORLDWIDE HOLDINGS INC.

By:	/s/Timothy J. Cunningham______________
Timothy J. Cunningham
Chief Financial Officer

SCHAWK HOLDINGS INC.

By:	/s/Timothy J. Cunningham______________
Timothy J. Cunningham
Chief Financial Officer

SEVEN SEATTLE, INC.

By:	/s/Timothy J. Cunningham______________
Timothy J. Cunningham
Chief Financial Officer

SCHAWK LLC

By:	/s/Timothy J. Cunningham______________
Timothy J. Cunningham
Chief Financial Officer

MIRAMAR EQUIPMENT, INC.

By:	/s/Timothy J. Cunningham______________
Timothy J. Cunningham
Chief Financial Officer

SCHAWK DIGITAL SOLUTIONS INC.

By:	/s/Timothy J. Cunningham______________
Timothy J. Cunningham
Chief Financial Officer

KEDZIE AIRCRAFT LLC By: SCHAWK USA Inc., its Sole Member

By:	/s/Timothy J. Cunningham______________
Timothy J. Cunningham
Chief Financial Officer

Accepted as of the date first written above.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	Babson Capital Management LLC, as Investment Adviser

By:	/s/John B Wheeler______________________
Name: John B. Wheeler
Title: Managing Director

C.M. LIFE INSURANCE COMPANY

By:	Babson Capital Management LLC, as Investment Adviser

By:	/s/John B Wheeler______________________
Name: John B. Wheeler
Title: Managing Director

MASS MUTUAL ASIA LIMITED

By:	Babson Capital Management LLC, as Investment Adviser

By:	/s/John B Wheeler______________________
Name: John B. Wheeler
Title: Managing Director